Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS FIRST QUARTER 2025 FINANCIAL AND OPERATING RESULTS

•Record 1Q Las Vegas Strip occupancy and slot win, with slot win up 7% year over year
•BetMGM venture reported significant revenue growth and a substantial year over year turn to positive EBITDA in 1Q 2025
•Repurchased 15 million shares in 1Q 2025, reducing shares outstanding by 43% since the beginning of 2021
•Board of Directors authorized a new $2 billion share repurchase program
•MGM Rewards program crossed 50 million members, a notable milestone reflecting the staying power of MGM Resort’s iconic brands

Las Vegas, Nevada, April 30, 2025 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter ended March 31, 2025.

“MGM Resorts achieved strong first quarter results across our portfolio in the face of the well anticipated comparison to last year’s Super Bowl in Las Vegas, highlighted by a positive EBITDA performance at our BetMGM venture,” said Bill Hornbuckle, Chief Executive Officer & President of MGM Resorts International. “We are well prepared for the remainder of 2025, and are making excellent progress on the implementation of $200 million EBITDA enhancements that launched last year, and expect to exceed $150 million in implementation in the year. MGM Resorts is strongly positioned with an outstanding team, globally recognized brands, and a diverse group of market leading operations that have benefited from significant capital investment. Our forward bookings remain solid and April is on track to be a record hotel month for our Las Vegas Strip operations.”

“The equity market volatility has provided MGM Resorts with the opportunity to repurchase shares at very attractive valuations in the first quarter, which resulted in the repurchase of nearly 15 million shares for $494 million,” said Jonathan Halkyard, Chief Financial Officer & Treasurer of MGM Resorts International. “We continue to see significant value in our shares at current levels and our Board of Directors have authorized a new $2 billion share repurchase program.”

First Quarter 2025 Financial Highlights:
Consolidated Results
•Consolidated net revenues of $4.3 billion, a decrease of 2% compared to the prior year quarter, due primarily to a decrease in net revenues at the Las Vegas Strip Resorts and MGM China;
•Net income attributable to MGM Resorts was $149 million in the current quarter compared to $217 million in the prior year quarter due primarily to the decrease in net revenues discussed above;
•Consolidated Adjusted EBITDA of $637 million in the current quarter compared to $673 million in the prior year quarter;
•Diluted earnings per share of $0.51 in the current quarter compared to diluted earnings per share of $0.67 in the prior year quarter; and
•Adjusted diluted earnings per share (“Adjusted EPS”) of $0.69 in the current quarter compared to $0.74 in the prior year quarter.

Las Vegas Strip Resorts
•Net revenues of $2.2 billion in the current quarter compared to $2.3 billion in the prior year quarter, a decrease of 3% due primarily to a decrease in non-gaming revenues, primarily resulting from a decrease in ADR as a result of the Super Bowl being hosted in Las Vegas in the prior year quarter, partially offset by an increase in casino revenue; and
•Segment Adjusted EBITDAR of $811 million in the current quarter compared to $828 million in the prior year quarter, a decrease of 2%. The current quarter included $37 million of business interruption insurance proceeds related to the September 2023 cybersecurity issue.

Regional Operations
•Net revenues of $900 million in the current quarter, compared to $909 million in the prior year quarter, a decrease of 1%, due primarily to a decrease in casino revenue; and
•Segment Adjusted EBITDAR of $279 million in the current quarter compared to $274 million in the prior year quarter, an increase of 2%. The current quarter included $12 million of business interruption insurance proceeds related to the September 2023 cybersecurity issue.
MGM China
•Net revenues of $1.0 billion in the current quarter compared to $1.1 billion in the prior year quarter, a decrease of 3% due primarily to a decrease in casino revenue driven by a decline in main floor table games drop compared to the prior year quarter; and
•Segment Adjusted EBITDAR of $286 million in the current quarter compared to $301 million in the prior year quarter, a decrease of 5%.
MGM Digital (1)
•Net revenues of $128 million in the current quarter, which was flat compared to the prior year quarter; and
•Segment Adjusted EBITDAR loss of $34 million in the current quarter compared to a loss of $19 million in the prior year quarter.

(1)     MGM Digital consists of LeoVegas and other consolidated subsidiaries that offer interactive gaming; it does not include BetMGM venture.
Adjusted EPS
The following table reconciles diluted earnings per share (“EPS”) to Adjusted EPS (approximate EPS impact shown, per share; positive adjustments represent charges to income):

Three Months Ended March 31,	2025	2024
Diluted earnings per share	$0.51	$0.67
Property transactions, net	0.05	0.05
Non-operating items:
Loss (gain) related to debt and equity investments	(0.12)	0.07
Foreign currency transaction loss (gain)	0.34	(0.11)
Change in the fair value of foreign currency contracts	(0.14)	0.12
Income tax impact on net income adjustments(1)	0.05	(0.06)
Adjusted EPS	$0.69	$0.74

(1)The income tax impact includes current and deferred income tax expense based upon the nature of the adjustment and the jurisdiction in which it occurs.
Las Vegas Strip Resorts
The following table shows key gaming statistics for Las Vegas Strip Resorts:

Three Months Ended March 31,	2025	2024	% Change
	(Dollars in millions)
Casino revenue	$538	$498	8%
Table games drop	$1,511	$1,537	(2)%
Table games win	$404	$388	4%
Table games win %	26.7%	25.2%
Slot handle	$5,682	$5,417	5%
Slot win	$545	$511	7%
Slot win %	9.6%	9.4%
The following table shows key hotel statistics for Las Vegas Strip Resorts:

Three Months Ended March 31,	2025	2024	% Change
Room revenue (in millions)	$750	$827	(9)%
Occupancy	94%	93%
Average daily rate (ADR)	$257	$277	(7)%
Revenue per available room (RevPAR)	$242	$258	(6)%

Regional Operations
The following table shows key gaming statistics for Regional Operations:

Three Months Ended March 31,	2025	2024	% Change
	(Dollars in millions)
Casino revenue	$672	$685	(2)%
Table games drop	$947	$962	(2)%
Table games win	$196	$202	(3)%
Table games win %	20.7%	21.0%
Slot handle	$6,567	$6,612	(1)%
Slot win	$649	$641	1%
Slot win %	9.9%	9.7%
MGM China
The following table shows key gaming statistics for MGM China:

Three Months Ended March 31,	2025	2024	% Change
	(Dollars in millions)
Casino revenue	$896	$920	(3)%
Main floor table games drop	$3,627	$3,822	(5)%
Main floor table games win	$913	$950	(4)%
Main floor table games win %	25.2%	24.9%
Intercompany branding license fee expense for MGM China, which eliminates in consolidation, was $18 million in the current quarter and prior year quarter.
Corporate Expense
Corporate expense, including share-based compensation for corporate employees, increased to $142 million in the current quarter compared to $130 million in the prior year quarter, due primarily to an increase in charitable contributions in the current quarter.

Unconsolidated Affiliates
The following table summarizes information related to the Company's share of operating loss from unconsolidated affiliates:

Three Months Ended March 31,	2025	2024
	(In thousands)
BetMGM	$(15,201)	$(32,601)
Other	2,305	7,477
	$(12,896)	$(25,124)

MGM Resorts Share Repurchases
During the first quarter of 2025, the Company repurchased approximately 15 million shares of its common stock for an aggregate amount of $494 million, pursuant to its repurchase plan. The remaining availability under the November 2023 stock repurchase plan was approximately $337 million as of March 31, 2025. All shares repurchased under the Company's repurchase plan have been retired.

In addition, on April 30, 2025, the Company announced that its Board of Directors had authorized a new $2 billion stock repurchase plan, which is in addition to the Company’s existing November 2023 stock repurchase plan.

Conference Call Details
MGM Resorts will host a conference call at 5:00 p.m. Eastern Time today, which will include a brief discussion of the results followed by a question and answer session. In addition, supplemental slides will be posted prior to the start of the call on MGM's Investor Relations website at http://investors.mgmresorts.com.

The call will be accessible via the internet through http://investors.mgmresorts.com/investors/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 7004448.

A replay of the call will be available through May 7, 2025. The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088. The replay access code is 2657307.

"Segment Adjusted EBITDAR" is our reportable segment GAAP measure, which we utilize as the primary profit measure for our reportable segments and underlying operating segments. Segment Adjusted EBITDAR is a measure defined as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, preopening and start-up expenses, property transactions, net, triple net lease rent expense, loss from unconsolidated affiliates, and also excludes corporate expense and stock compensation expense, which are not allocated to each operating segment. Triple net lease rent expense is the expense for rent to landlords under triple net operating leases for its domestic properties, the ground subleases of Beau Rivage and MGM National Harbor, and the land concessions at MGM China.

"Consolidated Adjusted EBITDA" is earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, preopening and start-up expenses, and property transactions, net.

Consolidated Adjusted EBITDA information is a non-GAAP measure that is presented solely as a supplemental disclosure to reported GAAP measures because it is among the measures used by management to evaluate our operating performance, and because we believe this measure is widely used by analysts, lenders, financial institutions, and investors as a measure of operating performance in the gaming industry and as a principal basis for the valuation of gaming companies.

We believe that while items excluded from Consolidated Adjusted EBITDA may be recurring in nature and should not be disregarded in evaluation of our earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, we believe excluded items may not relate specifically to current operating trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when we are developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within our properties, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period.

However, Consolidated Adjusted EBITDA has limitations as an analytical tool, and should not be construed as an alternative or substitute to any measure determined in accordance with generally accepted accounting principles. For example, we have significant uses of cash flows, including capital expenditures, interest payments, income taxes, and debt principal repayments, which are not reflected in Consolidated Adjusted EBITDA. Accordingly, while we believe that Consolidated Adjusted EBITDA is a relevant measure of performance, Consolidated Adjusted EBITDA should not be construed as an alternative to or substitute for operating income or net income as an indicator of our performance, or as an alternative to or substitute for cash flows from operating activities as a measure of liquidity.

In addition, other companies in the gaming and hospitality industries that report Consolidated Adjusted EBITDA may calculate Consolidated Adjusted EBITDA in a different manner and such differences may be material. A reconciliation of GAAP net income to Consolidated Adjusted EBITDA is included in the financial schedules in this release.

"Adjusted EPS" is diluted earnings or loss per share adjusted to exclude property transactions, net, net gain/loss related to equity investments for which we have elected the fair value option of ASC 825 and equity investments accounted for under ASC 321 for which there is a readily determinable fair value and net gain/loss related to our investments in debt securities, foreign currency transaction net gain/loss, and change in the fair value of foreign currency contracts.

Adjusted EPS is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because we believe this measure is useful in providing period-to-period comparisons of the results of our continuing operations to assist investors in reviewing our operating performance over time. We believe that while certain items excluded from Adjusted EPS may be recurring in nature and should not be disregarded in evaluating our earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, we believe certain excluded items, and items further discussed with respect to Consolidated Adjusted EBITDA above, may not relate specifically to current operating trends or be indicative of future results. Adjusted EPS should not be construed as an alternative to GAAP earnings per share as an indicator of our performance. In addition, Adjusted EPS may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies. A reconciliation of Adjusted EPS to diluted earnings per share can be found under "Adjusted EPS" included in this release.

RevPAR is hotel revenue per available room.

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global gaming and entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 31 unique hotel and gaming destinations globally, including some of the most recognizable resort brands in the industry. The Company's 50/50 venture, BetMGM, LLC, offers sports betting and online gaming in North America through market-leading brands, including BetMGM and partypoker, and the Company's subsidiary, LV Lion Holding Limited, offers sports betting and online gaming through market-leading brands in several jurisdictions throughout Europe. The Company is currently pursuing targeted expansion in Asia through an integrated resort development in Japan. Through its Focused on What Matters philosophy, MGM Resorts commits to creating a more sustainable future, while striving to make a bigger difference in the lives of its employees, guests and in the communities where it operates. The global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information, please visit us at mgmresorts.com. Please also connect with us @MGMResortsIntl on X as well as Facebook and Instagram.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to: the Company's expectations regarding any benefits expected to be received from the Company's recent transactions; future results of the Company (including the Company's ability to maintain a strong balance sheet), and its unconsolidated affiliates, including BetMGM; expectations regarding the impact of macroeconomic trends on the Company's business; expectations regarding the Company's booking pace, liquidity position and the size and timing of future investments; the Company's ability to execute on its strategic plans, including implementation of EBITDA enhancements, our development projects, expansion of the MGM Digital brand and positioning BetMGM as a leader in sports betting and iGaming; expectations regarding the performance of MGM China; and the Company's ability to return capital to shareholders (including the timing and amount of any share repurchases). These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include: the effects of economic conditions and market conditions in the markets in which the Company operates and competition with online gaming and sports betting operators and destination travel locations throughout the United States and the world; the design, timing and costs of expansion projects; risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions; disruptions in the availability of the Company's information and other systems or those of third parties on which the Company rely, through cyber-attacks, such as the Company's September 2023 cybersecurity issue, or otherwise, which could adversely impact the Company's ability to service its customers and affect its sales and the results of operations; impact to the Company's business, operations and reputation from, and expenses and uncertainties associated with a cybersecurity incident, including the Company's September 2023 cybersecurity issue and any related legal proceedings, other claims or investigations and costs of remediation, restoration, or enhancement of information technology systems; the timing and outcome of investigations by state regulators related to the Company's September 2023 cybersecurity issue; the availability of cybersecurity insurance proceeds; and additional risks and uncertainties described in the Company's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:

Investment Community
SARAH ROGERS
Senior Vice President of Corporate Finance
(702) 730-3942 or srogers@mgmresorts.com

HOWARD WANG
Vice President of Investor Relations
hwang@mgmresorts.com

News Media
BRIAN AHERN
Director of Communications
media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues
Casino	$2,252,148	$2,241,095
Rooms	863,408	956,401
Food and beverage	770,173	769,403
Entertainment, retail and other	391,353	416,571
	4,277,082	4,383,470
Expenses
Casino	1,244,310	1,271,844
Rooms	280,849	274,408
Food and beverage	560,295	558,080
Entertainment, retail and other	234,429	256,477
General and administrative	1,164,898	1,194,682
Corporate expense	142,351	129,666
Preopening and start-up expenses	85	1,095
Property transactions, net	15,468	17,154
Depreciation and amortization	236,444	196,562
	3,879,129	3,899,968
Loss from unconsolidated affiliates	(12,896)	(25,124)
Operating income	385,057	458,378
Non-operating income (expense)
Interest expense, net of amounts capitalized	(107,269)	(110,037)
Non-operating items from unconsolidated affiliates	262	(136)
Other, net	(11,266)	(4,806)
	(118,273)	(114,979)
Income before income taxes	266,784	343,399
Provision for income taxes	(40,053)	(43,673)
Net income	226,731	299,726
Less: Net income attributable to noncontrolling interests	(78,177)	(82,250)
Net income attributable to MGM Resorts International	$148,554	$217,476

Earnings per share
Basic	$0.52	$0.68
Diluted	$0.51	$0.67
Weighted average common shares outstanding
Basic	287,125	320,488
Diluted	289,096	323,757

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$2,270,563	$2,415,532
Accounts receivable, net	970,077	1,071,412
Inventories	135,016	140,559
Income tax receivable	210,222	257,514
Prepaid expenses and other	553,196	478,582
Total current assets	4,139,074	4,363,599
Property and equipment, net	6,190,406	6,196,159
Investments in and advances to unconsolidated affiliates	393,795	380,626
Goodwill	5,161,826	5,145,004
Other intangible assets, net	1,701,293	1,715,381
Operating lease right-of-use assets, net	23,407,115	23,532,287
Deferred income taxes	47,745	39,591
Other long-term assets, net	861,859	858,980
	$41,903,113	$42,231,627
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts and construction payable	$380,842	$412,662
Accrued interest on long-term debt	100,342	69,916
Other accrued liabilities	2,688,271	2,869,105
Total current liabilities	3,169,455	3,351,683
Deferred income taxes	2,810,395	2,811,663
Long-term debt, net	6,414,628	6,362,098
Operating lease liabilities	25,056,930	25,076,139
Other long-term obligations	830,283	910,088
Total liabilities	38,281,691	38,511,671
Redeemable noncontrolling interests	35,086	34,805
Stockholders' equity
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 279,650,593 and 294,374,189 shares	2,797	2,944
Capital in excess of par value	—	—
Retained earnings	2,762,722	3,081,753
Accumulated other comprehensive income (loss)	88,025	(61,216)
Total MGM Resorts International stockholders' equity	2,853,544	3,023,481
Noncontrolling interests	732,792	661,670
Total stockholders' equity	3,586,336	3,685,151
	$41,903,113	$42,231,627

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – NET REVENUES
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2025	March 31, 2024
Las Vegas Strip Resorts	$2,176,120	$2,255,029
Regional Operations	900,419	909,479
MGM China	1,027,472	1,056,017
MGM Digital	128,058	127,608
Management and other operations	45,013	35,337
	$4,277,082	$4,383,470

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – SEGMENT ADJUSTED EBITDAR AND CONSOLIDATED ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2025	March 31, 2024
Las Vegas Strip Resorts	$811,160	$827,788
Regional Operations	279,042	274,102
MGM China	285,565	301,186
MGM Digital(1)	(34,393)	(18,790)
Unconsolidated affiliates - BetMGM and other(2)	(12,896)	(25,125)
Management and other operations	21,764	15,945
Stock compensation	(28,622)	(26,759)
Triple net lease rent expense	(564,475)	(564,339)
Corporate(3)	(120,091)	(110,819)
Consolidated Adjusted EBITDA	$637,054	$673,189

Additional Information:

Non-cash rent(4)	$111,137	$119,892

(1)MGM Digital consists of LeoVegas and other consolidated subsidiaries that offer interactive gaming. Current quarter includes expense for management incentive plans established in connection with acquisitions ("MIP") of $3 million and intercompany royalty expense of $1 million. Prior year MIP expense of $1 million. Intercompany royalty expense eliminates in consolidation.
(2)Represents the Company's share of operating loss of unconsolidated affiliates
(3)Current quarter includes amounts related to MGM China of $10 million, global development of $3 million, and transaction costs of $2 million. Prior year quarter includes amounts related to MGM China of $12 million, global development of $2 million, and transaction costs of $2 million.
(4)Represents the excess of expense over cash paid related to triple net operating and ground leases.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO
CONSOLIDATED ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2025	March 31, 2024
Net income attributable to MGM Resorts International	$148,554	$217,476
Plus: Net income attributable to noncontrolling interests	78,177	82,250
Net income	226,731	299,726
Provision for income taxes	40,053	43,673
Income before income taxes	266,784	343,399
Non-operating (income) expense:
Interest expense, net of amounts capitalized	107,269	110,037
Other, net	11,004	4,942
	118,273	114,979
Operating income	385,057	458,378
Preopening and start-up expenses	85	1,095
Property transactions, net	15,468	17,154
Depreciation and amortization	236,444	196,562
Consolidated Adjusted EBITDA	$637,054	$673,189